EXHIBIT 3.1

                        CERTIFICATE OF AMENDMENT
                                   OF
                       ARTICLES OF INCORPORATION


   James A. Konrath and Ray W. McKewon certify that:

      1. We are the President and Secretary, respectively, of MSK Financial Services, Inc., a California Corporation.

      2. We hereby adopt the following amendment of the Articles of Incorporation of this corporation.

         Article I. NAME is hereby amended to read as follows:

         The name of this corporation is ACCREDITED HOME LENDERS, INC.

      3. The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors.

      4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with
         Section 902 of the Corporations Code. The corporation has two classes of shares outstanding, each of which is entitled to vote with respect to the amendment. The number of outstanding shares of each class is 5,000,000 shares of Series A Preferred Stock and 4,255,320 shares of Common Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of each class.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

Date:  October 23, 1995.




                                /s/_______________________________
                                   James A. Konrath, President



                                 /s/_____________________________
                                   Ray W. McKewon, Secretary




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                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                          MSK FINANCIAL SERVICES, INC.

     The undersigned, James A. Konrath and Ray W. McKewon, hereby certify that:

     ONE: They are the duly elected and acting President and Secretary, respectively, of said corporation.

     TWO: The Articles of Incorporation of said corporation shall be amended and restated to read in full as follows:

                                 ARTICLE I. NAME

     The name of this corporation is MSK FINANCIAL SERVICES, INC.

                              ARTICLE II. PURPOSES

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                           ARTICLE III. CAPITAL STOCK

     A. CLASSES OF STOCK. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Twenty Million (20,000,000) shares, par value of $.001 per share. Fifteen Million (15,000,000) shares shall be Common Stock, par value $.001 per share, and Five Million (5,000,000) shares shall be Preferred Stock, par value $.001 per share.

     B. STOCK SPLIT. Upon the filing of these Restated Articles of Incorporation with the Secretary of State of the State of California and the effectiveness thereof (the "Effective Time"), each share of Common Stock of the corporation which is issued and outstanding immediately prior to the Effective Time will automatically be converted, without any further action on the part of the holder thereof, into 141.844 shares of Common Stock authorized under these Restated Articles of Incorporation, each having a par value of $.001 per share.

     C. RIGHTS, PREFERENCES AND RESTRICTIONS OF PREFERRED STOCK. The Preferred Stock authorized by these Restated Articles

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of Incorporation may be issued from time to time in one or more series. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, which series shall consist of Five Million (5,000,000) shares, are as set forth below in this Article III(C). The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights which have been or may be granted to the Preferred Stock or series thereof in Certificates of Determination or the corporation's Restated Articles of Incorporation ("Protective Provisions"), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series (other than the Series A Preferred Stock), prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     1. DIVIDEND PROVISIONS. Subject to the rights of series of Preferred Stock which may from time to time come into existence, the holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the rate of $.06 per share per annum or, if greater (as determined on a per annum basis and an as converted basis for the Series A Preferred Stock), an amount equal to that paid on any other outstanding shares of this corporation, payable quarterly when, as and if declared by the Board of Directors. Such dividends shall not be cumulative.

     Unless full dividends on the Series A Preferred Stock for all past dividend periods and the then current dividend period shall have been paid as declared or a sum sufficient for the payment thereof set apart: (A) no dividend whatsoever (other than a dividend payable solely in Common Stock or other securities and rights convertible into or entitling the holder

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thereof to receive, directly or indirectly, additional shares of Common Stock)
shall be paid or declared, and no distribution shall be made, on any Common Stock, and (B) no shares of Common Stock shall be purchased, redeemed, or acquired by the corporation and no funds shall be paid into or set aside or made available for a sinking fund for the purchase, redemption, or acquisition thereof; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock held by employees, officers, directors, consultants or other persons performing services for the corporation or any wholly-owned subsidiary (including, but not by way of limitation, distributors and sales representatives) that are subject to restrictive stock purchase agreements under which the corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment; and provided further, however, that without the approval, by vote or written consent of the holders of at least two-thirds of the then outstanding Series A Preferred Stock, the total amount applied to the repurchase of such Common Stock shall not exceed $100,000 in any twelve-month period.

     Once full dividends on the Series A Preferred Stock for all past dividend periods and the then current dividend period shall have been paid as declared or a sum sufficient for the payment thereof set apart, then, subject to the rights of series of Preferred Stock which may from time to time come into existence, the corporation may (when, as and if declared by the Board of Directors) declare and distribute dividends among the holders of Series A Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming full conversion of all such Series A Preferred Stock).

     Any dividend or distribution which is declared by the corporation and payable with assets of the corporation other than cash shall be governed by the provisions of subsections 4(c)(iii) and 4(d), as applicable, of this Article III.

     2. LIQUIDATION PREFERENCE.

     (a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, subject to the rights of series of Preferred Stock that may from time to time come into existence, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) $1.00 for each outstanding share of Series A Preferred Stock, as adjusted for any stock dividends, combinations or splits with respect to such shares (the "Series A Issue Price") and (ii) an amount equal to declared but unpaid dividends on such shares (such amount of declared by unpaid dividends being referred to herein as the "Premium"). If upon the occurrence of such event,

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the assets and funds thus distributed among the holders of the Series A
Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the amount of such stock owned by each such holder. Notwithstanding the foregoing provisions of this Section 2(a), in the event of any liquidation, dissolution or winding up of this corporation in which the holders of Series A Preferred Stock would receive a distribution of $10.00 or more per share of Series A Preferred Stock (as adjusted for stock dividends, combinations or splits with respect to such shares) pursuant to Section 2(b) below, assuming no preferential payment pursuant to this Section 2(a), then the right of such holders to receive the preferential amount provided by this
Section 2(a) shall terminate and the holders of Series A Preferred Stock shall receive only those amounts provided for in Section 2(b) below.

     (b) Upon the completion of the distribution required by subparagraph (a) of this Section 2 and any other distribution that may be required with respect to series of Preferred Stock that may from time to time come into existence, the remaining assets of the corporation available for distribution to stockholders shall be distributed among the holders of Series A Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Series A Preferred Stock).

     (c) (i) For purposes of this Section 2, a liquidation, dissolution or winding up of this corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of the corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation); or (B) a sale of all or substantially all of the assets of the corporation; unless the corporation's shareholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the corporation's acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity.

     (i) In any of such events, if the consideration received by the corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

          (A) Securities not subject to investment letter or other similar restrictions on free marketability:

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               (1) If traded on a securities exchange or through Nasdaq National
          Market, the value shall be deemed to be the average of the closing sales prices of the securities on such exchange over the thirty-day period ending three days prior to the closing;

               (2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30-day period ending three days prior to the closing; and

               (3) If there is no active public market, the value shall be the fair market value thereof, as determined by a majority vote of the Board of Directors of the corporation and the affirmative vote of the Directors elected by the holders of the Series A Preferred Stock pursuant to subsection 5(b) hereof.

          (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a share holder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined by a majority vote of the Board of Directors of the corporation and the affirmative vote of the Directors elected by the holders of the Series A Preferred Stock pursuant to subsection 5(b) hereof.

     (ii) In the event the requirements of this subsection 2(c) are not complied with, this corporation shall forthwith either:

          (A) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

          (B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(c)(iv) hereof.

     (iii) The corporation shall give each holder of record of Series A Preferred Stock written notice of such impending transaction not later than 20 days prior to the shareholders' meeting called to approve such transaction, or 20 days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner

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

than 20 days after the corporation has given the first notice provided for herein or sooner than 10 days after the corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

     3. REDEMPTION. At any time after January 1, 2000, but within 30 days (the "Series A Redemption Date") after the receipt by this corporation of a written request from the holders of not less than two-thirds of the then outstanding Series A Preferred Stock that all or some of such holders' shares be redeemed, and concurrently with surrender by such holders of the certificates representing such shares, this corporation shall, to the extent it may lawfully do so, redeem up to one-third of the then outstanding Series A Preferred Stock in each of the years 2000, 2001 and 2002 specified in such request by paying in cash therefor a sum per share equal to $1.00 (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all declared but unpaid dividends on such shares (the "Series A Redemption Price"). Any redemption effected pursuant to this subsection 3 shall be made on a pro rata basis among the holders of the Series A Preferred Stock in proportion to the number of shares of Series A Preferred Stock then held by such holders.

     4. CONVERSION. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

     (a) RIGHT TO CONVERT.

     (i) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this corporation or any transfer agent for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price by the Conversion Price (as defined below) applicable to such shares, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Series A Preferred Stock shall be the original Series A Issue Price; provided, however, that the Conversion Price for the Series A Preferred Stock shall be subject to adjustment as set forth in subsection 4(c).

     (ii) Each share of Series A Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price by the

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Conversion Price (as defined below) then in effect applicable to such shares, determined as hereafter provided, immediately upon the earlier of (A) except as provided below in subsection 4(b), the corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, the public offering price of which was not less than Twelve Million Dollars ($12,000,000), in the aggregate, at a price per share of not less than Four Dollars ($4.00) adjusted to reflect stock dividends, stock splits or recapitalization after the Purchase Date (as defined below)) or (B) the date specified by written consent or agreement of the holders of the majority of the then outstanding shares of Series A Preferred Stock.

     (b) MECHANICS OF CONVERSION. Before any holder of Series A Preferred shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Series A Preferred Stock and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, the conversion shall be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities.

     (f) CONVERSION PRICE ADJUSTMENTS OF PREFERRED STOCK FOR CERTAIN DILUTIVE ISSUANCES, SPLITS AND COMBINATIONS. The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

     (i) (A) Upon each issuance by the corporation of any Additional Stock (as defined below), after the date upon which any shares of Series A Preferred Stock were first issued

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(the "Purchase Date"), without consideration or for a consideration per share less than the Conversion Price for the Series A Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series A Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including, without limitation, the number of shares of Common Stock issuable upon the conversion of the Preferred Stock) plus the number of shares of Common Stock which the aggregate consideration received by the corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including, without limitation, the number of shares of Common Stock issuable upon the conversion of the Preferred Stock) plus the number of shares of such Additional Stock.

     (A) No adjustment of the Conversion Price for the Series A Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(c)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

     (B) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

     (C) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

     (D) In the case of the issuance (whether before, on or after the Purchase
Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or

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exchangeable securities, the following provisions shall apply for all purposes of this subsection 4(c)(i) and subsection 4(c)(ii):

          (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(c)(i)(C) and (c)(i)(D)), if any, received by the corporation upon the issuance of such options or rights plus the exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

          (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(c)(i)(C) and
     (c)(i)(D)).

          (3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, without limitation, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series A Preferred Stock to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

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          (4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

          (5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(c)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(c)(i)(E)(3) or
     (4).

     (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(c)(i)(E)) by this corporation after the Purchase Date other than

     (A) shares of Common Stock issued pursuant to a transaction described in subsection 4(c)(iii) hereof,

     (B) shares of Series A Preferred Stock issued pursuant to the Series A Preferred Stock Purchase Agreement,

     (C) shares of Common Stock issued upon conversion of the Series A Preferred Stock,

     (D) shares of Common Stock issuable or issued to employees, consultants, directors or vendors (if in transactions with primarily non-financing purposes) of this corporation directly or pursuant to a stock option plan or restricted stock plan approved by the shareholders and Board of Directors, of this corporation, at any time when the total number of shares of Common Stock so issuable or issued (and not repurchased at cost by the corporation in connection with the termination of employment) does not exceed 1,382,977 shares,

     (E) shares of Common Stock issued or issuable (I) in a public offering before or in connection with which all outstanding shares of Series A Preferred Stock will be converted to Common Stock, or

     (F) warrants issued pursuant to commercial relationships as approved by a majority vote of the Board of Directors of the corporation and the affirmative vote of the

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Directors elected by the holders of the Series A Preferred Stock pursuant to subsection 5(b) hereof.

     (iii) In the event the corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

     (iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

     (d) OTHER DISTRIBUTIONS. In the event this corporation shall declare a dividend or distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or Common Stock Equivalents not referred to in subsection 4(c)(iii), then, in each such case, the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

     (e) RECAPITALIZATIONS. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4), provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the

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Series A Preferred Stock, the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect for each series and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

     (f) NO IMPAIRMENT. This corporation shall not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

     (g) NO FRACTIONAL SHARES AND CERTIFICATE AS TO ADJUSTMENTS.

     (i) No fractional shares shall be issued upon conversion of the Series A Preferred Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

     (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Stock pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the applicable Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at

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

the time would be received upon the conversion of a share of Series A Preferred Stock.

     (h) NOTICES OF RECORD DATE. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Series A Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

     (i) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, this corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these Articles.

     (j) NOTICES. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of this corporation.

     5. VOTING RIGHTS.

     (a) The holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such holder's shares of Series A Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, except as provided in subsection 5(b) below and as required by law, and shall be entitled, notwithstanding any provision hereof, to

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

notice of any shareholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

     (b) The corporation shall have six authorized directors. The holders of the Series A Preferred Stock shall be entitled, voting as a separate class, to elect two directors to the Board of Directors at each meeting or consent of shareholders for the election of directors and, to the exclusion of the vote of the holders of Common Stock or any other series of Preferred Stock, to remove from office any director so elected and to fill any vacancy caused by the resignation, death or removal of any director so elected. The holders of Series A Preferred Stock and Common Stock voting together shall elect two additional directors.

     (c) If at any time any directorship to be filled by the holders of Series A Preferred Stock, voting separately as one class pursuant to subsection 5(b) above, has been vacant for a period of 10 days, the Secretary of the corporation shall, upon the written request of the holders of record of shares representing at least ten percent (10%) of the voting power of the Series A Preferred Stock then outstanding, call a special meeting of the holders of Series A Preferred Stock for the purpose of electing the director or directors to fill such vacancy or vacancies. Such meeting shall be held at the earliest practicable date at such place as is specified in or determined in accordance with the Bylaws of the corporation. If such meeting shall not be called by the Secretary of the corporation within 10 days after personal service of said written request on him, then the holders of record of shares representing at least ten percent (10%) of the voting power of the Series A Preferred Stock then outstanding may designate in writing one of their number to call such meeting at the expense of the corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of shareholders and shall be held at the place specified in the notice. Any holder of the Series A Preferred Stock so designated shall have access to the stock books of the corporation relating to the Series A Preferred Stock for the purpose of calling a meeting of the shareholders pursuant to these provisions.

     6. PROTECTIVE PROVISIONS. Subject to the rights of series of Preferred Stock which may from time to time come into existence, so long as any shares of Series A Preferred Stock are

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

outstanding, this corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting as a class:

     (a) sell, convey, lease or otherwise dispose of all or substantially all of its property or business; liquidate, dissolve or wind up the corporation's business; or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation); or effect any transaction or series of related transactions in which more than 50% of the voting power of the corporation is disposed of (a "Corporate Transaction"), unless either (i) the corporation's shareholders of record as constituted immediately prior to such Corporate Transaction will, immediately after such Corporate Transaction, hold at least 50% of the voting power of the surviving or acquiring entity or (ii) the holders of the Series A Preferred Stock receive an amount from such Corporate Transaction at a price per share (as adjusted for subsequent stock dividends, stock splits or recapitalization) of no less than $10.00, with the value of any securities received in such Corporate Transaction determined in accordance with Section 2(c)(ii) of this Article III;

     (b) alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the shares;

     (c) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred Stock;

     (d) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security (i) having a preference over, or being on a parity with, the Series A Preferred Stock with respect to voting, dividends or upon liquidation, or (ii) having rights similar to any of the rights of the Series A Preferred Stock under this Section 6; or

     (e) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to (i) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment provided further, however, that the total amount applied to the repurchase of shares of Common Stock shall not exceed $100,000 during any 12 month period or (ii) the redemption of any share or shares of Preferred Stock pursuant to a redemption under Section 3 of this
Article III; or

     (f) amend the corporation's Articles of Incorporation or bylaws;

     (g) change the authorized number of directors of the corporation;

     (h) permit any subsidiary of the corporation to issue or sell, except to the corporation or any wholly-owned subsidiary of the corporation, any equity security, including any other security convertible into or exercisable for any equity security, of such subsidiary;

     (i) declare or pay any dividends on or declare or make any other distributions, direct or indirect (other than a dividend payable solely in shares of Common Stock or dividends declared prior to the Purchase Date), on any shares of its Common Stock, or set apart any sum for any such purpose; or

     (j) do any act or thing which would result in taxation of the holders of shares of the Series A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

     7. STATUS OF CONVERTED OR REDEEMED STOCK. In the event any shares of Series A Preferred Stock shall be redeemed or converted pursuant to Section 3 or
Section 4 hereof, the shares so converted or redeemed shall be cancelled and shall not be issuable by the corporation. The Articles of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in the corporation's authorized capital stock.

     8. REPURCHASE OF SHARES. In connection with repurchases by this corporation of its Common Stock pursuant to its agreements with certain of the holders thereof, Sections 502 and 503 of the California Corporations Code shall not apply in whole or in part with respect to such repurchases.

     D. COMMON STOCK.

     1. DIVIDEND RIGHTS. Subject to the provisions of Section 1 of Division (C) of this Article III, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

     2. LIQUIDATION RIGHTS. Upon the liquidation, dissolution or winding up of the corporation, the assets of the corporation shall be distributed as provided in Section 2 of Division (B) of this Article III hereof.

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

     3. REDEMPTION. The Common Stock is not redeemable.

     4. VOTING RIGHTS.

     (a) The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law, Section 4(b) and Section 5(b) of Division C of Article III.

     (b) The holders of the Common Stock shall be entitled, voting as a separate class, to elect two directors to the Board of Directors at each meeting or consent of shareholders for the election of directors and, to the exclusion of the vote of the holders of Preferred Stock, to remove from office any director so elected and to fill any vacancy caused by the resignation, death or removal of any director so elected.

                           ARTICLE IV INDEMNIFICATION

     A. DIRECTORS. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     B. AGENTS. This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaws provisions, agreements with the agents, vote of shareholders or disinterested directors, or otherwise in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

                                      * * *







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     THREE: The foregoing amendment has been approved by the Board of Directors of said corporation.

     FOUR: The foregoing amendment was approved by the holders of the requisite number of shares of said corporation in accordance with Sections 902 and 903 of the California Corporations Code; the total number of outstanding shares of each class entitled to vote with respect to the foregoing amendment was 30,000 shares of Common Stock. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required, such required vote being a majority of the outstanding shares of Common Stock.

     The undersigned further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of their own knowledge.

     IN WITNESS WHEREOF, the undersigned have executed this certificate on December 15, 1994.




                              /s/
                              ---------------------------
                              James A. Konrath, President




                              /s/
                              ---------------------------
                              Ray W. McKewon, Secretary



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